SANTANDER BANCORP

				2004
	YTD	QTD	QTD	YTD	QTD
	June 30,	June 30,	March 31,	June 30,	June 30,
SELECTED RATIOS	2005	2005	2005	2004	2004

Net interest margin (1)	3.01%	2.94%	3.08%	3.33%	3.24%
Return on average assets (2)	1.10%	0.95%	1.25%	1.12%	0.86%
Return on average common equity (2)	15.37%	12.57%	18.48%	17.35%	13.80%
Efficiency Ratio (1,3)	62.06%	61.79%	62.34%	66.07%	67.49%
Non-interest income to revenues	25.95%	23.90%	27.95%	25.74%	21.14%
Capital:
Total capital to risk-adjusted assets	-	12.34%	11.97%	-	10.64%
Tier I capital to risk-adjusted assets	-	9.75%	9.40%	-	9.09%
Leverage ratio	-	6.52%	6.18%	-	6.17%
Non-performing loans to total loans	-	1.27%	1.47%	-	1.95%
Non-performing loans plus accruing loans
past-due 90 days or more to loans	-	1.32%	1.54%	-	2.03%
Allowance for loan losses to non-
performing loans	-	85.64%	81.55%	-	69.45%
Allowance for loans losses to period-
end loans	-	1.09%	1.20%	-	1.36%

OTHER SELECTED FINANCIAL DATA		6/30/05	6/30/04	12/31/04
		(dollars in millions)
Customer Financial Assets Under Control:
Bank deposits (excluding brokered deposits)		$ 4,701.5	$ 4,016.6	$ 4,275.4
Broker-dealer customer accounts		4,865.2	4,188.1	4,543.3
Mutual fund and assets managed		2,835.9	2,085.4	2,640.0
Trust, institutional and private accounts assets under management		1,389.9	1,208.0	1,369.0
Total		$ 13,792.5	$ 11,498.1	$ 12,827.7

(1) On a tax-equivalent basis.
(2) Ratios for the quarters are annualized.
(3) Operating expenses divided by net interest income, on a tax equivalent basis, plus other income, excluding gain on sale of securities, loss on extinguishment of debt in 2005 and gain on sale of building for 1Q04.